UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported): January 24, 2006

CARDIUM THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

000-14136

(Commission file number)

Delaware	27-0075787
(State of incorporation)	(IRS Employer Identification No.)

3611 Valley Centre Drive, Suite 525 San Diego, California 92130	(858) 436-1000
(Address of principal executive offices)	(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Cardium Therapeutics, Inc. (“Cardium”) entered into a Production Service Agreement (“Agreement”) with Molecular Medicine BioServices, Inc. (“Molecular Medicine”) pursuant to which Molecular Medicine will manufacture Cardium’s lead product candidate, Generx™, a DNA-based, cardiovascular-directed growth factor therapeutic, for late-stage clinical development. The Agreement was entered into as of January 24, 2006 and is due to expire upon completion of the project covered by the Agreement, which project is anticipated to be completed in the third quarter of 2006. Cardium may terminate the Agreement at any time in its discretion by project giving Molecular Medicine 60 days’ notice of termination. Molecular Medicine may terminate the Agreement at any time in its discretion by giving Cardium 180 days’ written notice. Either party may terminate the Agreement upon a material breach by the other party, subject to certain cure periods.

The Agreement provides for Cardium to pay aggregate fees and expenses of approximately $1.07 million for the scheduled production of Generx, subject to adjustment in the event additional project requirements substantially increase the costs estimated by the parties. That amount does not include the expense of some types of additional equipment that the parties may determine is necessary to complete the scheduled production. In the event that a confirmed project step is delayed or cancelled, Cardium may be required to pay a delay or cancellation fee equal to a specified percentage of the fee charged for the project step which varies depending upon the length of notice given. In addition, Cardium may be obligated to pay product storage fees in the event that Molecular Medicine stores product for more than 30 days after production is complete.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDIUM THERAPEUTICS, INC.

Date: January 27, 2006	By:	/s/ Christopher J. Reinhard
Christopher J. Reinhard
President and Chief Executive Officer